Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Praxis Precision Medicines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Other(1)	2,592,127(3)	$12.85	$33,308,832	0.0000927	$3,088
Total Offering Amounts							$3,088
Total Fee Offsets							$—
Net Fees Due							$3,088

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 23, 2022.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover any additional securities which may be offered or issued under the Praxis Precision Medicines, Inc. 2020 Stock Option and Incentive Plan (the “2020 Plan”) and the Praxis Precision Medicines, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) to prevent dilution resulting from any stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(3)	Consists of 2,265,025 shares of common stock that may become issuable under the 2020 Plan pursuant to its terms and 327,102 shares of common stock that may become issuable under the 2020 ESPP pursuant to its terms.